Exhibit 99.1

PHONE2NETWORKS, INC.

2000 STOCK OPTION AND RESTRICTED STOCK PLAN, AS AMENDED

SECTION 1

ESTABLISHMENT AND PURPOSE

This Plan is established to (a) offer selected Employees, Consultants and Non-Employee Directors of the Company or its Subsidiaries an equity ownership interest in the financial success of the Company, (b) provide the Company an opportunity to attract and retain the best available personnel for positions of substantial responsibility and (c) encourage equity participation in the Company by eligible Participants. This Plan provides for the grant by the Company of Options to purchase Shares and Shares of Restricted Stock. Options granted under this Plan may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code.

SECTION 2

DEFINITIONS

“Board of Directors” shall mean the board of directors of the Company, as duly elected from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as interpreted by the regulations thereunder.

“Committee” shall mean the Stock Option and Compensation Committee of the Company, or such other Committee as may be appointed by the Board of Directors from time to time, or if no such Committee is appointed, the Board of Directors.

“Company” shall mean Phone2Networks, Inc., a Delaware corporation.

“Consultant” shall mean any individual that is expressly designated as a consultant of the Company or its Subsidiaries by the Committee in its sole discretion.

“Date of Grant” shall mean the date on which the Committee resolves to grant an Option or Restricted Stock to a Participant, as the case may be.

“Employee” shall include every individual performing Services for the Company or its Subsidiaries if the relationship between such individual and the Company or its Subsidiaries is the legal relationship of employer and employee. This definition of “Employee” is qualified in its entirety and is subject to the definition set forth in Section 3401(c) of the Code and the regulations thereunder.

“Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Committee in the applicable Stock Option Agreement, but in no event less than the par value per Share.

“Fair Market Value” shall mean such amount as the Board of Directors, in its sole discretion, shall determine as of the Date of Grant; provided, however, that if there is a public market for the Shares, the Fair Market Value shall be the mean of the bid and asked prices per Share as reported in The Wall Street Journal (or, if not so reported, as otherwise reported by the National Association of Securities Dealers Automated Quotation System) as of the date in question or, in the event the Shares are listed on a stock exchange, the Fair Market Value shall be the closing sale price per Share on such exchange, as reported in The Wall Street Journal, as of the date in question, or, in the event there is no public market for the Shares or the Shares are not listed on a stock exchange, the Fair Market Value may be determined based on the price per Share (or its equivalent) in the Company’s most recent private placement of Stock (or its equivalent).

“ISO” shall mean an Option which is granted to an individual and which meets the requirements of Section 422(b) of the Code, pursuant to which the Optionee has no tax consequences resulting from the grant or, subject to certain holding period requirements, exercise of the Option and the employer is not entitled to a business expense deduction with respect thereto.

“Non-Employee Director” shall mean any member of the Board of Directors who is not an Employee.

“Nonstatutory Option” shall mean any Option granted by the Committee that does not meet the requirements of Sections 421 through 424 of the Code.

“Option” shall mean either an ISO or Nonstatutory Option, as the context requires.

“Optionee” shall mean a Participant who holds an Option.

“Participants” shall mean those Employees and Consultants selected by the Committee who are eligible under Section 4 for grants of either Options or Restricted Stock and Non-Employee Directors who are automatically eligible under Section 6(k) for grants of Nonstatutory Options.

“Performance Goals” shall have that meaning set forth in Section 3(c)(xii).

“Permanent and Total Disability” shall mean that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. An individual shall not be considered to suffer from a Permanent and Total Disability unless such individual or his or her legal representative furnishes proof of the existence thereof in such form and manner, and at such times, as the Committee may reasonably require. The scope of this definition shall automatically be reduced or expanded to the extent that Section 22(e)(3) of the Code is amended to reduce or expand the scope of the definition of Permanent and Total Disability thereunder.

“Plan” shall mean this Phone2Networks, Inc. 2000 Stock Option and Restricted Stock Plan, as amended from time to time.

“Plan Award” shall mean the grant of either an Option or Restricted Stock, as the context requires.

“Restricted Stock” shall have that meaning set forth in Section 7(a).

“Restricted Stock Account” shall have that meaning set forth in Section 7(a)(ii).

“Restricted Stock Agreement” shall mean the agreement executed between the Company and a Participant granted Restricted Stock and which contains the terms, conditions and restrictions pertaining to the granting of the Restricted Stock.

“Restricted Stock Criteria” shall have that meaning set forth in Section 7(a)(iv).

“Restriction Period” shall have that meaning set forth in Section 7(a)(iii).

“Securities Act” shall mean the Securities Act of 1933, as amended, and as interpreted by the rules and regulations promulgated thereunder.

“Services” shall mean services rendered to the Company or any of its Subsidiaries as an Employee or Consultant, as the context requires.

“Share” shall mean one share of Stock, as adjusted in accordance with Section 9 (if applicable).

“Stock” shall mean the common stock of the Company, par value $.01 per share.

“Stock Option Agreement” shall mean the agreement executed between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the granting of an Option.

“Subsidiary” shall mean any corporation, partnership, limited liability company or other entity as to which more than 50% of the outstanding voting stock, shares or equity interests shall now or hereafter be owned or controlled directly by a person, any Subsidiary of such person or any Subsidiary of such Subsidiary.

“Ten-Percent Shareholder” shall mean a person that owns more than ten percent of the total combined voting power of all classes of outstanding stock of the Company or any Subsidiary, taking into account the attribution rules set forth in Section 424 of the Code. For purposes of this definition of “Ten-Percent Shareholder,” the term “outstanding stock” shall include all stock actually issued and outstanding immediately after the grant of an Option to an Optionee. “Outstanding stock” shall not include reacquired shares or shares authorized for issuance under outstanding Options held by the Optionee or by any other person.

“Vest Date” shall have that meaning set forth in Section 7(a)(v).

SECTION 3

ADMINISTRATION

(a) General Administration. This Plan shall be administered by the Committee, which shall consist of at least two directors of the Company. The members of the Committee shall be appointed by the Board of Directors for such terms as the Board of Directors may determine. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, may be filled by the Board of Directors.

(b) Committee Procedures. The Board of Directors shall designate one of the members of the Committee as chairman. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by a majority of all Committee members, shall be valid acts of the Committee. A majority of the Committee shall constitute a quorum.

(c) Authority of the Committee. This Plan shall be administered by, or under the direction of, the Committee. The Committee shall have absolute and final authority to interpret this Plan and to make all determinations specified in or permitted by this Plan or deemed necessary or desirable for its administration or for the conduct of the Committee’s business, including, without limitation, the authority to take the following actions:

(i) to interpret and administer this Plan and to apply its provisions;

(ii) to adopt, amend or rescind rules, procedures and forms relating to this Plan;

(iii) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan;

(iv) to determine when Plan Awards are to be granted under this Plan to Employees and Consultants;

(v) to select Employees and Consultants to become Participants;

(vi) to determine the number of Shares to be made subject to each Plan Award to Participants who are Employees or Consultants;

(vii) to prescribe the terms, conditions and restrictions of each Plan Award to Employees and Consultants, including, without limitation, the Exercise Price and the determination of whether an Option is to be classified as an ISO or a Nonstatutory Option;

(viii) to amend any outstanding Stock Option Agreement or the terms, conditions and restrictions of a grant of Restricted Stock, subject to applicable legal restrictions and the consent of the Participant who entered into such agreement;

(ix) to establish procedures so that an Optionee may obtain a loan through a registered broker-dealer under the rules and regulations of the Federal Reserve Board, for the purpose of exercising an Option;

(x) to establish procedures for an Optionee to (A) have withheld from the total number of Shares to be acquired upon the exercise of an Option that number of Shares having a Fair Market Value which, together with such cash as shall be paid in respect of fractional shares, shall equal the Exercise Price, and (B) exercise a portion of an Option by delivering that number of Shares already owned by an Optionee having a Fair Market Value which shall equal the partial Exercise Price and to deliver the Shares thus acquired by such Optionee in payment of Shares to be received pursuant to the exercise of additional portions of the Option, the effect of which shall be that an Optionee can in sequence utilize such newly acquired Shares in payment of the Exercise Price of the entire Option, together with such cash as shall be paid in respect of fractional shares;

(xi) to establish procedures whereby a number of Shares may be withheld from the total number of Shares to be issued upon exercise of an Option to meet the obligation of withholding for federal and state income and other taxes, if any, incurred by the Optionee upon such exercise;

(xii) to establish performance goals (“Performance Goals”) in connection with any grant of Restricted Stock, which Performance Goals may be based on earnings, cash flow, stock price, return on capital, operating margins, general and administrative expenses, safety or refinements of these measures; provided that in any case, the Performance Goals may be based on either a single period or cumulative results, aggregate or per share data results computed independently or with respect to a peer group or results computed with respect to any one or more business units; and

(xiii) to take any other actions deemed necessary or advisable for the interpretation and administration of this Plan.

All interpretations and determinations of the Committee made with respect to the granting of Plan Awards shall be final, conclusive and binding on all interested parties. The Committee may make grants of Plan Awards to Participants who are Employees or Consultants on an individual or group basis. No member of the Committee shall be liable for any action that is taken or is omitted to be taken if such action or omission is taken in good faith with respect to this Plan or the grant of any Plan Award.

(d) Holding Period. The Committee in its sole discretion may require, as a condition to the granting of any Plan Award, that a Participant agree not to sell or otherwise dispose of a Plan Award, or any Shares acquired pursuant to a Plan Award, for a period determined by the Committee.

SECTION 4

ELIGIBILITY

(a) General Rule. Subject to the limitations set forth in Section 4(b) or elsewhere in this Plan, Employees, Consultants and Non-Employee Directors selected by the Committee shall be eligible to participate in this Plan; provided, however, Non-Employee Directors shall participate in the Plan with respect to Options only through automatic grants of Nonstatutory Options pursuant to Section 6(k).

(b) Non-Employees Ineligible for ISOs. In no event shall an ISO be granted to any individual who is not an Employee on the Date of Grant.

SECTION 5

SHARES SUBJECT TO PLAN

(a) Basic Limitation. Shares offered under this Plan may be authorized but unissued Shares or Shares that have been reacquired by the Company. The aggregate number of Shares that are reserved for issuance under this Plan shall be one million five hundred ninety thousand six hundred seventy eight (1,590,678), subject to adjustment pursuant to Section 9. The Committee shall not grant Plan Awards for more Shares than are reserved for issuance under this Plan. The number of Shares that are subject to unexercised Options at any time under this Plan shall not exceed the number of Shares that remain available for issuance under this Plan. The Company, during the term of this Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of this Plan.

(b) Additional Shares. In the event any outstanding Option for any reason expires, is canceled or otherwise terminates, the Shares allocable to the unexercised portion of such Option shall again be available for issuance under this Plan. In the event that Shares issued under this Plan revert to the Company prior to the Vest Date under a grant of Restricted Stock, such Shares shall again be available for issuance under this Plan.

SECTION 6

TERMS AND CONDITIONS OF OPTIONS

(a) Term of Option and Vesting. The term of each Option shall be ten years from the Date of Grant or such shorter term as may be determined by the Committee. Unless otherwise provided in the applicable Stock Option Agreement or this Plan, each Option granted pursuant to this Plan shall vest at the rate determined by the Committee. Notwithstanding this Section 6(a), the Committee may accelerate the vesting of any Option granted hereunder.

(b) Exercise Price and Method of Payment.

(i) Exercise Price. The Exercise Price shall be such price as is determined by the Committee in its sole discretion and set forth in the Stock Option Agreement; provided, however, in the case of an ISO granted to an Optionee, the Exercise Price shall not be less than 100% of the Fair Market Value of the Shares subject to such Option on the Date of Grant (or 110% in the case of an Option granted to a Participant who is a Ten-Percent Shareholder on the Date of Grant).

(ii) Payment for Shares. Payment for the Shares upon exercise of an Option shall be made in cash, by certified check or, if authorized by the Committee, by delivery of other Shares having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Shares as to which said Option is being exercised, or by any combination of such methods of payment or by any other method of payment as may be permitted under applicable law and this Plan and authorized by the Committee under Section 3(c).

(c) Exercise of Option.

(i) Procedure for Exercise; Rights of Stockholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as shall be determined by the Committee, including, without limitation, performance criteria with respect to the Company and/or its Subsidiaries and/or the Optionee, and in accordance with the terms of this Plan.

An Option may not be exercised for a fraction of a Share.

An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Stock Option Agreement by the Optionee entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Committee, consist of any form of consideration and method of payment allowable under Section 6(b)(ii). Within a reasonable time or such time as may be permitted by law after the Company receives notice of exercise and full payment for the Shares, the Company shall issue and deliver a certificate representing the Shares acquired as a result of the exercise. An Optionee shall have no rights as a stockholder with respect to any Shares covered by an Option until a certificate representing such Shares is issued to him or her. Once a certificate is issued, the Shares shall be considered fully paid and nonassessable. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock certificate is issued, except as provided in Section 9.

Each exercise of an Option shall reduce, by an equal number, the total number of Shares that may thereafter be purchased under such Option.

(ii) Termination of Status as an Employee, Consultant or Non-Employee Director. Except as provided in Sections 6(c)(iii) and 6(c)(iv), an Optionee holding an Option who ceases to be an Employee, Consultant or Non-Employee Director of the Company and its Subsidiaries may exercise the Option, but only until the earlier of the date (A) the Option held by the Optionee expires, or (B) six months after the date such Optionee ceases to be an Employee

(three months in the case of an ISO), Consultant or Non-Employee Director (or in each case, such shorter period as may be provided in the Stock Option Agreement), to the extent that the Optionee was entitled to exercise the Option on the date the Optionee ceased to be an Employee, Consultant or Non-Employee Director, unless the Committee further extends such period in its sole discretion. To the extent that the Optionee was not entitled to exercise an Option on such date, or if the Optionee does not exercise it within the time specified herein, such Option shall terminate. The Committee shall have the authority to determine the date an Optionee ceases to be an Employee, Consultant or Non-Employee Director.

(iii) Permanent and Total Disability. Notwithstanding the provisions of Section 6(c)(ii), in the event an Optionee is unable to continue to perform Services for the Company or any of its Subsidiaries as a result of such Optionee’s Permanent and Total Disability (and, for ISOs, at the time such Permanent and Total Disability begins, the Optionee was an Employee and had been an Employee since the Date of Grant), any Options held by such Optionee shall be immediately and fully vested and such Optionee may exercise an Option in whole or in part, but only until the earlier of the date (A) the Option held by the Optionee expires, or (B) 12 months from the date of termination of Services due to such Permanent and Total Disability. If the Optionee does not exercise an Option within the time specified herein, such Option shall terminate.

(iv) Death of an Optionee. Upon the death of an Optionee, any Option held by an Optionee shall terminate and be of no further effect; provided, however, notwithstanding the provisions of Section 6(c)(ii), in the event an Optionee’s death occurs during the term of an Option held by such Optionee and, at the time of death, the Optionee was an Employee, Consultant or Non-Employee Director (and, for ISOs, at the time of death, the Optionee was an Employee and had been an Employee since the Date of Grant), the Option shall be immediately and fully vested and may be exercised in whole or in part, but only until the earlier of the date (A) the Option held by the Optionee expires, or (B) 12 months from the date of the Optionee’s death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance. If the Option is not exercised within the time specified herein, such Option shall terminate.

(d) Transferability of Options. Options granted under this Plan may not be sold, pledged, assigned or transferred in any manner except as determined by the Committee. With respect to ISOs, no Option granted under this Plan may be sold, pledged, assigned or transferred in any manner other than by will or by the laws of descent and distribution, and, during the life of the Optionee, such Options are exercisable only by said Optionee. Nonstatutory Options may be transferred by a Participant to, and exercised by, the Participant’s family members, family trusts, family partnerships or any other similarly situated transferee approved by the Committee in its sole discretion. The vesting and exercisability of a Nonstatutory Option shall continue to be based on the employment of the Participant following the transfer of such Nonstatutory Option as if the Optionee continued to hold the Option. In the event the Participant is terminated, suffers a Permanent and Total Disability or dies, as provided in Sections 6(c)(ii), (iii) and (iv), respectively, a Nonstatutory Option held by a transferee will be subject to the same restrictions on vesting and exercise as if the Nonstatutory Option were held by the Participant. Notification and approval of all such transfers shall be in a form specified by the Committee.

Any determination by the Committee with respect to any transfers of any Nonstatutory Options or the vesting or exercise of transferred Nonstatutory Options shall be final and binding on the Participant and the transferee.

(e) Time of Granting Options. Any Option granted hereunder shall be deemed to be granted on the Date of Grant. Written notice of the Committee’s determination to grant an Option to an Employee, Consultant or Non-Employee Director, evidenced by a Stock Option Agreement, dated as of the Date of Grant, shall be given to such Employee, Consultant or Non-Employee Director within a reasonable time after the Date of Grant.

(f) Modification, Extension and Renewal of Options. Within the limitations of this Plan, the Committee may modify, extend, renew or reprice outstanding Options, or may accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, adversely effect the Optionee’s rights or obligations under such Option.

(g) Restrictions on Transfer of Shares. Any Shares issued upon exercise of an Option shall be subject to such rights of repurchase and other transfer restrictions as the Committee may determine in its sole discretion. Such restrictions shall be set forth in the applicable Stock Option Agreement.

(h) Special Limitation on ISOs. The aggregate Fair Market Value (determined on the Date of Grant) of the Shares with respect to which ISOs are exercisable for the first time by an individual during any calendar year under this Plan, and under all other plans maintained by the Optionee’s employer entity and its parent and Subsidiary entities, shall not exceed $100,000. If the aggregate Fair Market Value (determined on the Date of Grant) of the Shares subject to the ISO that first become exercisable in any calendar year and during this period exceeds the limitation of this Section 6(h), so much of the Option that does not exceed the dollar limit shall be an ISO and the remainder shall be a Nonstatutory Option, but in all other aspects, the original Stock Option Agreement shall remain in full force and effect.

(i) Leaves of Absence. Leaves of absence approved by the Company or any of its Subsidiaries shall not be considered termination of employment if the employer-employee relationship as defined under the Code or the regulations promulgated thereunder otherwise exists.

(j) Disqualifying Dispositions. The Stock Option Agreement evidencing any ISO granted under this Plan shall provide that if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code, of any Share or Shares issued to him or her pursuant to the exercise of the ISO within the two-year period commencing on the day after the Date of Grant of such Option or within the one-year period commencing on the day after the date of transfer of the Share or Shares to him or her pursuant to the exercise of such Option, he or she shall, within ten days of such disposition, notify the Company thereof.

(k) Automatic Grant to Non-Employee Director.

(i) Grants. Each current Non-Employee Director shall automatically be granted Nonstatutory Options to purchase [            ] Shares on the effective date of this Plan. Each individual who thereafter becomes a Non-Employee Director shall automatically be granted Nonstatutory Options to purchase [            ] Shares on the date he becomes a Non-Employee Director. Each Non-Employee Director shall receive an additional grant of Nonstatutory Options to purchase [            ] Shares on the anniversary of the date he became a Non-Employee Director so long as the Non-Employee Director is continuing to serve in such position on the applicable anniversary date. The Company may grant additional Nonstatutory Options to purchase Shares to Non-Employee Directors in excess of the grants made pursuant to this Section 6(k) upon the affirmative vote or consent of a majority of the Employee directors.

(ii) Vesting. The per share Exercise Price of each Nonstatutory Option granted to a Non-Employee Director shall be 100% of the Fair Market Value of a Share on the Date of Grant. Subject to the restrictions and conditions in this Plan and in an Optionee’s Stock Option Agreement, 25% of the Shares shall vest on the first year anniversary of the Date of Grant and the remaining 75% of the Shares shall vest at the rate of 3.125% per month on each subsequent monthly anniversary of the Date of Grant such that 100% of all Shares would be vested on the third anniversary of the Date of Grant if the Non-Employee Director continued to serve in such capacity on such date.

SECTION 7

RESTRICTED STOCK

(a) Authority to Grant Restricted Stock. The Committee shall have the authority to grant to Participants who are Employees, Consultants or Non-Employee Directors on the Date of Grant Shares that are subject to certain terms, conditions and restrictions (“Restricted Stock”). The Restricted Stock may be granted by the Committee either separately or in combination with Options. The terms, conditions and restrictions of the Restricted Stock shall be determined from time to time by the Committee without limitation, except as otherwise provided in this Plan; provided, however, that each grant of Restricted Stock may be rescinded if the Participant does not remain an Employee, Consultant or Non-Employee Director of the Company or any of its Subsidiaries for at least six months from the Date of Grant. The granting, vesting and issuing of the Restricted Stock shall also be subject to the following provisions:

(i) Nature of Grant. Restricted Stock shall be granted to Participants who are Employees, Consultants or Non-Employee Directors for Services rendered and at no additional cost to the Participant; provided, however, that the value of the Services performed must, in the opinion of the Committee, equal or exceed the par value of the Restricted Stock to be granted to the Participant.

(ii) Restricted Stock Account. The Company shall establish a restricted stock account (the “Restricted Stock Account”) for each Participant to whom Restricted Stock is granted, and such Restricted Stock shall be credited to such account. No certificates will be issued to the Participant with respect to the Restricted Stock until the Vest Date as provided herein and in accordance with any Restricted Stock Agreement with the Participant. Every credit of Restricted Stock under this Plan to a Restricted Stock Account shall be considered “contingent” and unfunded until the Vest Date. Such contingent credits shall be considered bookkeeping entries only, notwithstanding the “crediting” of “dividends” as provided herein. Such accounts shall be subject to the general claims of the Company’s creditors. The Participant’s rights to the Restricted Stock Account shall be no greater than that of a general creditor of the Company. Nothing contained herein shall be construed as creating a trust or fiduciary relationship between the Participants and the Company or any of its Subsidiaries, the Board of Directors or the Committee.

(iii) Restrictions. The terms, conditions and restrictions of the Restricted Stock shall be determined by the Committee on the Date of Grant. The Restricted Stock may not be sold, assigned, transferred, redeemed, pledged or otherwise encumbered during the period in which the terms, conditions and restrictions apply (the “Restriction Period”). More than one grant of Restricted Stock may be outstanding at any one time, and the Restriction Periods may be of different lengths. Receipt of the Restricted Stock is conditioned upon satisfactory compliance with the terms, conditions and restrictions of this Plan and those imposed by the Committee.

(iv) Restricted Stock Criteria. At the time of each grant of Restricted Stock, the Committee in its sole discretion may establish certain criteria to determine the times at which restrictions placed on Restricted Stock shall lapse (i.e., the termination of the Restriction Period), which criteria may include, without limitation, performance measures and targets (which may include any Performance Goals established by the Committee) and holding period and/or Service requirements (the “Restricted Stock Criteria”). The Committee may establish a corresponding relationship between the Restricted Stock Criteria and (A) the number of Shares of Restricted Stock that may be earned, and (B) the extent to which the terms, conditions and restrictions on the Restricted Stock shall lapse. Restricted Stock Criteria may vary among grants of Restricted Stock.

(v) Vesting. On the date the Restriction Period terminates, the Restricted Stock shall vest in the Participant (the “Vest Date”), who may then require the Company to issue certificates for Shares evidencing the vested Restricted Stock credited to the Restricted Stock Account of such Participant.

(vi) Dividends. The Committee may provide from time to time that amounts equivalent to dividends shall be payable with respect to the Restricted Stock held in the Restricted Stock Account of a Participant. In such event, those amounts shall be credited to the Restricted Stock Account and shall be payable to the Participant on the Vest Date.

(vii) Termination of Services. If a Participant, (A) with the consent of the Committee, ceases to be an Employee, Consultant or Non-Employee Director of, or otherwise ceases to provide Services to, the Company or any of its Subsidiaries, or (B) dies or suffers from a Permanent and Total Disability, the vesting or forfeiture (including, without limitation, the terms, conditions and restrictions) of any grant under this Section 7 shall be determined by the Committee in its sole discretion, subject to any limitations or terms of this Plan. If the Participant ceases to be an Employee, Consultant or Non-Employee Director of, or otherwise ceases to provide Services to, the Company or any of its Subsidiaries for any other reason, all grants of Restricted Stock under this Plan shall be forfeited (subject to the terms of this Plan).

(b) Deferral of Transfer of Shares. The Committee may establish procedures by which a Participant may elect to defer the transfer of Shares to the Participant in connection with the vesting of Restricted Stock. The Committee shall determine the terms and conditions of such deferral in its sole discretion.

SECTION 8

ISSUANCE OF SHARES; TAX WITHHOLDING

(a) Issuance of Shares. As a condition to the transfer of any Shares issued under this Plan, the Company may require an opinion of counsel, satisfactory to the Company, to the effect that such transfer will not be in violation of the Securities Act or any other applicable securities laws, rules or regulations, or that such transfer has been registered under federal and all applicable state securities laws. The Company may refrain from delivering or transferring Shares issued under this Plan until the Committee has determined that the Participant has tendered to the Company any and all applicable federal, state or local taxes owed by the Participant as the result of the receipt of a Plan Award, the vesting of a Plan Award, the exercise of an Option or the disposition of any Shares issued under this Plan, in the event that the Company reasonably determines that it might have a legal liability to satisfy such tax. The Company shall not be liable to any person or entity for damages due to any delay in the delivery or issuance of any stock certificate evidencing any Shares for any reason whatsoever.

(b) Tax Withholding. Each Participant shall, no later than the date as of which the value of any Plan Award or of any Shares or other amounts received thereunder first becomes includable in the gross income of such Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment to the Company of, any federal, state or local taxes of any kind required to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from Shares to be issued pursuant to any Plan Award, a number of Shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company Shares owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 9

CAPITALIZATION ADJUSTMENTS; MERGER; CHANGE IN CONTROL

(a) Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option

(as well as the Exercise Price covered by any outstanding Option), the aggregate number of Shares that have been authorized for issuance under this Plan and the number of Shares of Restricted Stock credited to any Restricted Stock Account of a Participant shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, payment of a stock dividend with respect to the Stock or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. Such adjustment shall be made by the Committee in its sole discretion, which adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

(b) Dissolution, Liquidation, Sale of Assets or Merger.

(i) In the event of the proposed dissolution or liquidation of the Company, any Plan Award granted under this Plan shall terminate as of a date to be fixed by the Committee, provided that no less than 20 days written notice of the date so fixed shall be given to each Optionee and each such Optionee shall have the right during such period to exercise his or her Options as to all or any part of the Shares covered thereby.

(ii) In the event of a proposed sale of all or substantially all of the assets of the Company or a proposed merger or similar business combination of the Company with or into another entity, pursuant to which at least 50% of the Company’s stockholders immediately prior to such transaction will not be stockholders of the surviving entity immediately following such transaction (such sale, merger or other business combination, collectively, is referred to as a “Change in Control”), then (A) all outstanding Options shall become immediately and fully vested and exercisable in whole or in part and (B) the Vest Date with respect to any Restricted Stock shall be deemed waived unless the Board of Directors determines, in its sole discretion, that cash, substitute options, restricted stock or other securities of similar value or rights, as applicable, will be granted in substitution for such vested and unvested Plan Awards as part of such Change in Control, in which case no acceleration shall take place; provided, however, the Committee shall give each Optionee at least 20 days prior written notice of any such transaction in order to enable an Optionee to exercise the exercisable portion, if any, of his or her Options. Upon receipt of any cash or substitute securities described above or effective on the date specified in such notice, all Options (whether or not then exercisable) and grants of Restricted Stock shall immediately terminate and be of no further force or effect.

(iii) The Committee shall also have the power and right to accelerate the exercisability of any Options or vesting of any Restricted Stock, notwithstanding any limitations in this Plan, any Stock Option Agreement or the Restricted Stock Agreement, in the event of a Change in Control, other business combination or dissolution or liquidation of the Company.

(c) Certain Business Combinations. In the event it is determined by the Board of Directors, upon receipt of a written opinion of the Company’s independent public accountants, that the enforcement of any provision of this Plan, including, but not limited to, Section 9(b), which allows for the acceleration of vesting of Options and grants of Restricted Stock in connection with a Change in Control would preclude accounting for any proposed Change in

Control or other business combination as a pooling of interests, and the Board otherwise desires to approve such proposed business transaction which requires as a condition to the closing of such transaction that it be accounted for as a pooling of interests, then any such provision of this Plan shall be null and void and the Board of Directors shall determine how such Plan Awards will be treated upon the Change in Control in a manner that will not preclude a pooling of interests. For purposes of this Section 9, the Board of Director’s determination shall require the unanimous approval of the outside Board of Directors members.

SECTION 10

NO EMPLOYMENT RIGHTS

No provision of this Plan, any Restricted Stock Agreement or any Stock Option Agreement and no grant of an Option or Restricted Stock shall be construed to give any Participant any right to remain an Employee, Consultant or Non-Employee Director of, or provide Services to, the Company or any of its Subsidiaries or to affect the right of the Company or any of its Subsidiaries to terminate any Participant’s Services at any time, with or without cause.

SECTION 11

TERM OF PLAN; EFFECT OF AMENDMENT OR TERMINATION

(a) Effective Date; Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and ratification at the next regular or special meeting thereof to be held after the date of its adoption by the Board of Directors (or through a consent in lieu of meeting). Unless at such meeting this Plan is approved and ratified by the stockholders of the Company in the manner provided by the Company’s Bylaws, then, and in such event, this Plan and any then outstanding Options or Restricted Stock that may have been conditionally granted prior to such stockholder meeting shall become null and void and of no further force or effect. Subject to the immediately preceding sentence, this Plan shall become effective upon its adoption by the Board of Directors. This Plan shall continue in effect for a term of ten years unless sooner terminated under this Section 11.

(b) Amendment and Termination. The Board of Directors, in its sole discretion, may terminate this Plan at any time and may amend this Plan at any time in such respects as the Board of Directors may deem advisable, provided that with respect to ISOs that the stockholder approval requirements of Section 422 of the Code are satisfied to the extent applicable.

(c) Effect of Termination. In the event this Plan is terminated, no Shares shall be issued under this Plan nor shall any Shares of Restricted Stock be credited to a Restricted Stock Account, except upon exercise of an Option granted prior to such termination or issuance of Shares with respect to vested Restricted Stock previously credited to a Restricted Stock Account. The termination of this Plan, or any amendment thereof, shall not adversely affect any Shares previously issued to a Participant, any Option previously granted under this Plan or any Restricted Stock previously credited to a Restricted Stock Account without the Participant’s consent.

SECTION 13

GOVERNING LAW

THIS PLAN AND ANY AND ALL STOCK OPTION AGREEMENTS AND AGREEMENTS RELATING TO THE GRANT OF RESTRICTED STOCK EXECUTED IN CONNECTION WITH THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, AND IN THE CASE OF ISOS, SECTION 422 OF THE CODE AND THE REGULATIONS ISSUED THEREUNDER.